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                              EXHIBIT 21


Subsidiaries of the Company

1.  Response Ability Systems, Inc.; incorporated in New Jersey.

2. Emergency Response Systems, Inc.; incorporated in Delaware; also does business in the state of California under the name Personal Emergency Response Systems, Inc.

3.  Organization for Enhanced Capability, Inc.; incorporated in Massachusetts.

4.  In-Home Health, Inc.; incorporated in Ohio.

5.  Response Security Monitoring, LLC; formed in Delaware.

6.  Response Security Services, LLC; formed in Delaware.

7.  Health Watch, Inc.; incorporated in Florida.